Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment to the Employee Agreement dated December 27, 2007 is for the purpose of amending Section 3, (e), Compensation.  Due to extraordinary financial circumstances with the company caused by poor market conditions and bad economical conditions, I agree to wave RFC’s requirement for payment of three months salary in the event the RFC Board of Directors terminates my employment from the company.

I further agree to a reduced monthly salary of $5,000 from $10,000 effective November 1, 2009.  If in the opinion of RFC's Board of Directors RFC should obtain a reasonable Biodiesel or Glycerin Purchase Agreement that result in the ability of the company to reverse the extraordinary financial circumstances that now exist, and this employment agreement is not previously terminated by the company, RFC will increase the salary amount to the original level and reimburse me for the differences between the reduced amounts in the original amount for the time period this amendment is affective, and will do so as soon as management and the board of Directors, determine it is able to do so.

If after December 31, 2010 the Board of directors should choose to terminate the Employment Agreement Dated December 27, 2007 it is agreed between the parties that there is no further obligation by the company under the agreement or any of its subsequent amendments including this one.  Further, the parties agree to mutually release and hold harmless each other including RFC, its board of directors, officers, shareholders, employees, affiliates and myself from any and all damages or losses caused by the termination of the Employment Agreement or its subsequent amendments.

It is my intention to support the RFC with this action in an effort to retain my full employment and participate in the efforts reverse the extraordinary financial circumstances that now exist.

Signed:

"/s/ Richard Henderson"

Richard Henderson President